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                                                                    EXHIBIT 99.1



CAR RENTAL DIRECT, INC. SETTLES DISPUTE WITH FORD MOTOR CREDIT COMPANY

         LOS ANGELES, Jan 30, 2003 (BUSINESS WIRE) -- CRD Holdings, Inc. (PK:CRDH), and its parent company MAII Holdings, Inc. (PK:MAII), today announced that they have entered into a Forebearance Agreement and Release with Ford Motor Credit Company. Pursuant to this Agreement, the parties have settled their disputes and FMCC will continue its credit facility (currently approximately $13 million) on a restructured, amortizing basis until December 31, 2003, provided that CRD does not default under the Agreement.

         "We are excited to turn this page in our history and appreciate FMCC's willingness to work with us to restructure our credit facility," said Chris Tyler, CEO of Car Rental Direct Holdings. "The favorable impact on our cash flow puts us on more solid ground when it comes to seeking additional long term flooring lines to support our business growth requirements and to replace the FMCC credit facility by the end of this year."

         CRD has retained an investment banking firm to assist CRD in raising capital through a private placement of equity securities. This investment firm will also assist CRD in identifying possible lenders to refinance the FMCC credit facility and to obtain additional fleet financing facilities. While management is optimistic about its ability to raise additional capital and refinance the FMCC credit facility, there can be no assurance that it will be successful in these efforts.